Exhibit 99.2

                     ASSIGNMENT AND ASSUMPTION OF SECURITIES

      This Assignment and Assumption of Securities (the "Assignment") is made and effective as of this 19th day of November, 2002, by and among Thomas Schmidheiny, an individual resident of Switzerland ("Schmidheiny") and Rocky Mountain Associates S.A., a Panama company ("RMA").

                                    RECITALS

            A. Whereas Schmidheiny is the holder of: (a) 350,000 shares of Common Stock $.01 par value (the "Shares") of Restoragen, Inc. a Delaware corporation (the "Company"); (b) that certain Warrant dated December 18, 2001 to purchase shares of Common Stock of the Company (the "Warrant"); and (c) that certain Secured Convertible Promissory Note dated December 18, 2001 in the principal amount of $2,000,000 from the Company (the "Note") secured pursuant to that certain Security Agreement dated December 18, 2001 between the Company and Medtronic International Ltd. as agent for itself and other lenders ("Security Agreement").

            B. Whereas the Shares, the Warrant and the Note shall be collectively called the "Securities" in this Assignment.

            C. Whereas Schmidheiny desires to transfer the Securities to RMA and RMA desires to accept the Securities effective as of the date of this Assignment for the consideration set forth below.

                                    AGREEMENT

      In consideration of the mutual covenants and conditions set forth in this Assignment and the Purchase Agreement, Schmidheiny and RMA hereby agree as follows:

      1. Assignment. Schmidheiny transfers, assigns and sets over to RMA, its successors and assigns, without recourse, all of the rights and obligations of Schmidheiny in and to the Securities.

      2. Acceptance and Assumption. RMA, from and after the date of this
Assignment: (a) accepts the assignment of the Securities and (b) assumes all of Schmidheiny's rights and obligations with respect to the Warrant, the Note and Security Agreement.

      3. NO REPRESENTATIONS OR WARRANTIES. NO REPRESENTATIONS OR WARRANTIES ARE MADE BY SCHMIDHEINY WITH RESPECT TO THE NOTE, WARRANT OR SHARES, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING THE VALIDITY, ENFORCEABILITY OR COLLECTIBILITY OF THE NOTE.

      4. Purchase Price. The purchase price for the Securities shall be payable to Schmidheiny in full in immediately available funds concurrently with the execution of this Assignment and shall be a total of USD $1,203,500, representing consideration for each of the Securities as follows:

            Shares        -       $    3,500
            Warrant       -       $        0
            Note          -       $1,200,000

      5. Authority of RMA. RMA hereby represents and warrants to Schmidheiny that RMA is not subject to, or a party to, any articles of incorporation or bylaws provisions, shareholder voting or control agreements, buy-sell agreements, contracts, instruments or other restrictions of any kind or character which, directly or indirectly, restrict or otherwise limit in any manner the receipt of the Securities pursuant to this Assignment.

      6. Investment Intent. RMA is acquiring the Securities for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended from time to time (the "Securities Act")) thereof in violation of the Securities Act. RMA understands that the Securities have not been registered under the Securities Act and cannot be sold or otherwise transferred unless subsequently registered under the Securities Act or an exemption from such registration is available. RMA further understands and accepts any restrictions on transfer set forth in the Note and the Warrant.

      7. Concurrent Deliveries: Further Assurances. Concurrently with execution of this Assignment, Schmidheiny shall deliver originals of all the following, executed as necessary and appropriate: (a) stock power for transfer of the Shares to RMA; (b) the certificate(s) representing the Shares duly endorsed for transfer to RMA; (c) the Warrant; and (d) the Note. Schmidheiny shall use good faith best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and effectuate the transactions contemplated by this Assignment. Schmidheiny shall execute and deliver to RMA any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to consummate and effectuate the transactions contemplated by this Assignment.

      8. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have caused this Assignment to be executed as of the date first written above.

                                        /s/ Thomas Schmidheiny
                                        Thomas Schmidheiny


                                        ROCKY MOUNTAIN ASSOCIATES, S.A.

                                        By: /s/ Adelina M. de Estribi/Pablo
                                            Javier Espino
                                            ------------------------------------

                                        Its:_____________________________

The undersigned hereby consents to the assignment by Schmidheiny and the assumption by RMA of the Securities.

RESTORAGEN, INC.


By: /s/ Ashleigh W. Palmer
    --------------------------

Its:           CEO
    --------------------------